Filer:
  Company Data:
    Company Name:            Campbell Strategic Allocation Fund, L.P.

    IRS Number:              52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:         12/31

    Business Address:        210 W. Pennsylvania Avenue
                             Baltimore, Maryland  21204
    Business Phone:          410-296-3301

    Filing Values:
      Form Type:             424B3
      SEC File Number:       333-61274

                    CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - November 2005
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,640,569.556 units) at October 31, 2005      $ 4,993,658,586
Additions of 40,728.112 units on November 30, 2005                 126,479,790
Redemptions of (12,327.125) units on November 30, 2005             (38,281,415)
Offering Costs                                                      (1,096,986)
Net Income (Loss) - November 2005                                  102,154,915
                                                               ---------------

Net Asset Value (1,668,970.543 units) at November 30, 2005     $ 5,182,914,890
                                                               ===============

Net Asset Value per Unit at November 30, 2005                  $      3,105.46
                                                               ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                   $     1,957,184
    Change in unrealized                                           (67,179,053)
  Gains (losses) on forward and swap contracts:
    Realized                                                                 0
    Change in unrealized                                           190,898,668
  Interest income                                                   14,031,863
                                                               ---------------

                                                                   139,708,662
                                                               ---------------

Expenses:
  Brokerage fee                                                     31,228,104
  Performance fee                                                    6,043,858
  Operating expenses                                                   281,785
                                                               ---------------

                                                                    37,553,747
                                                               ---------------

Net Income (Loss) - November 2005                              $   102,154,915
                                                               ===============

                                FUND STATISTICS
                                ---------------

Net Asset Value per Unit on November 30, 2005                  $      3,105.46

Net Asset Value per Unit on October 31, 2005                   $      3,043.86

Unit Value Monthly Gain (Loss) %                                          2.02%

Fund 2005 calendar YTD Gain (Loss) %                                     13.10%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

More new highs ...

We are pleased to report solid positive returns in November, continuing the strong performance of the past three months, and which resulted in new highs in all portfolios. Currencies were the most profitable sector as the US Dollar continued to strengthen against the Euro and the Yen. The major theme continued to be the rising US interest rate differentials and the persistent weakness of the Yen. The fixed-income sector was profitable overall, but gains in short-term interest rate instruments were partially offset by losses on the long end of the curve as mid-month economic data eased the markets' fears of inflation. The same data pushed equity indices higher across the globe which was a welcome result for many investors, but it went against our positions. Energy prices continued their slide in November with warmer than normal weather in many regions of the country. This was good news for energy consumers, but caused losses for our positions. Metals, although only a small part of our portfolios, saw significant gains this month with Copper rising to new all-time highs and Gold closing over $500 per ounce. As December begins we look forward to a strong finish to 2005. We also want to take this opportunity to wish you a safe and healthy holiday season and a prosperous New Year.

Sincerely,

Bruce Cleland
President & CEO